EXHIBIT 3.3

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Blackstone Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing Section 9.2(b) of Article IX in its entirety and substituting in lieu thereof a new subsection (b) to read as follows:

(b) Subject to any limitations in Section 9.3, the Corporation may invest in equity securities, provided that such investment shall be permitted only if a majority of Directors (including a majority of Independent Directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable.

SECOND: The foregoing amendment to the charter of the Corporation was approved by the Board of Directors and the stockholders of the Corporation as required by law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 17th day of October, 2016.

ATTEST:		BLACKSTONE REAL ESTATE INCOME TRUST, INC.

By:	/s/ Leon Volchyok	By:	/s/ A.J. Agarwal
	Leon Volchyok		A.J. Agarwal
	Secretary		President